Exhibit 99.1

CALIFORNIA BANCORP REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2024

San Diego, Calif., October 29, 2024 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the third quarter of 2024.

The Company reported net loss of $16.5 million for the third quarter of 2024, or $0.59 diluted loss per share, compared to net income of $190 thousand, or $0.01 per diluted share in the second quarter of 2024, and $6.6 million, or $0.35 per diluted share in the third quarter of 2023.

“As we previously reported, the merger of Southern California Bancorp and California BanCorp closed on July 31, 2024, and I am pleased to announce we executed a successful core conversion on September 20, 2024,” said David Rainer, Executive Chairman of the Company and the Bank. “We are excited to have created a commercial banking franchise with a footprint that covers the best banking markets in both Northern and Southern California and that is based on our trusted brands and reputations. Our scalable business model is expected to bring cost savings and greater efficiency to our operations, while allowing us to offer complementary products and services to all our clients. We will continue to build on our history of service to our communities and remain dedicated to increasing shareholder value.”

“With the close of the merger and successful conversion behind us, we are now focused on the prudent growth of our franchise by offering the highest quality and level of customer service available to middle-market businesses in both Northern and Southern California,” said Steven Shelton, CEO of the Company and the Bank. “We are excited about our future and look forward to the traction we expect our combined banking franchise will realize in the coming quarters.”

Third Quarter 2024 Highlights

●	Merger closed on July 31, 2024, whereby California BanCorp (“CALB”) merged with and into Southern California Bancorp and California Bank of Commerce merged with and into Bank of Southern California, N.A. CALB had total loans of $1.43 billion, total assets of $1.91 billion, and total deposits of $1.64 billion. The combined holding company has assumed the California BanCorp name, and the combined bank has assumed the California Bank of Commerce, N.A. name. The merger created a bank holding company with approximately $4.25 billion in assets and 14 branches across California, with approximately 300 employees serving our communities.
●	Total aggregate consideration paid was approximately $216.6 million and resulted in approximately $74.7 million of preliminary goodwill subject to adjustment in accordance with ASC 805.
●	Net loss of $16.5 million or $0.59 diluted loss per share for the third quarter reflects the after-tax one-time initial provision for credit losses (“day one provision”) related to non-purchased credit deteriorated (“non-PCD”) loans and unfunded loan commitments of $15.0 million and merger related expenses of $10.6 million; adjusted net income (non-GAAP1) was $9.1 million or $0.33 per share for the third quarter.
●	Net interest margin of 4.43%, compared with 3.94% in the prior quarter; average total loan yield of 6.79% compared with 6.21% in the prior quarter.
●	Provision for credit losses of $23.0 million for the third quarter, of which $21.3 million was due to the day one provision for credit losses on non-PCD loans and unfunded loan commitments.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Return on average assets of (1.82)%, compared with 0.03% in the prior quarter.
●	Return on average common equity of (15.28)%, compared with 0.26% in the prior quarter.
●	Efficiency ratio (non-GAAP1) of 98.9% compared with 85.7% in the prior quarter; excluding merger related expenses the efficiency ratio was 60.5%, compared with 83.5% in the prior quarter.
●	Tangible book value per common share (“TBV”) (non-GAAP1) of $11.28 at September 30, 2024, down $2.43 from $13.71 at June 30, 2024.
●	Total assets of $4.36 billion at September 30, 2024, compared with $2.29 billion at June 30, 2024.
●	Total loans, including loans held for sale of $3.23 billion at September 30, 2024, compared with $1.88 billion at June 30, 2024, largely due to the merger, with the fair value of the acquired loans totaling $1.36 billion.
●	Nonperforming assets to total assets ratio of 0.68% at September 30, 2024, compared with 0.20% at June 30, 2024, which included the fair value of $13.9 million in nonaccrual PCD loans in connection with the merger.
●	Allowance for credit losses (“ACL”) was 1.80% of total loans held for investment at September 30, 2024; allowance for loan losses (“ALL”) was 1.67% of total loans held for investment at September 30, 2024.
●	Total deposits of $3.74 billion at September 30, 2024, increased $1.81 billion or 93.2% compared with $1.94 billion at June 30, 2024, largely due to the $1.64 billion of deposits acquired in the merger.
●	Noninterest-bearing demand deposits of $1.37 billion at September 30, 2024, an increase of $701.7 million or 105.3%, of which $635.5 million was related to the merger; noninterest bearing deposits represented 36.6% of total deposits, compared with $666.6 million, or 34.4% of total deposits at June 30, 2024.
●	Cost of deposits was 2.09%, compared with 2.12% in the prior quarter.
●	Cost of funds was 2.19%, compared with 2.21% in the prior quarter.
●	The Company’s capital exceeds minimums required to be “well-capitalized,” the highest regulatory capital category.

Third Quarter Operating Results

Net Loss

Net loss for the third quarter of 2024 was $16.5 million, or $0.59 loss per diluted share, compared with net income of $190 thousand, or $0.01 per diluted share in the second quarter of 2024. Our third quarter results were negatively impacted by a day one $15.0 million after-tax CECL-related provision for credit losses on non-PCD loans and unfunded loan commitments related to the merger, or $0.54 loss per diluted share, and $10.6 million of after-tax merger expenses, or $0.38 loss per diluted share. Excluding one-time CECL-related provision for credit losses on acquired loans and unfunded loan commitments, and merger related expenses, the Company would have reported net income (non-GAAP1) of $9.1 million, or $0.33 per diluted share, for the third quarter of 2024. Pre-tax, pre-provision income (non-GAAP1) for the third quarter was $436 thousand, a decrease of $2.7 million or 86.3% from the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2024 was $36.9 million, compared with $21.0 million in the prior quarter. The increase in net interest income was primarily due to a $22.3 million increase in total interest and dividend income, partially offset by a $6.3 million increase in total interest expense in the third quarter of 2024, as compared to the prior quarter. During the third quarter of 2024, loan interest income increased $18.5 million, of which $4.1 million was related to accretion income from the net purchase accounting discounts on acquired loans, total debt securities income increased $458 thousand, and interest and dividend income from other financial institutions increased $3.3 million. The increase in interest income was primarily driven by the mix of interest-earning assets added by the merger and the impact of the accretion and amortization of fair value marks. Average total interest-earning assets increased $1.17 billion, the result of a $900.7 million increase in average total loans, a $114.2 million increase in average deposits in other financial institutions, a $25.1 million increase in average total debt securities, a $124.1 million increase in average Fed funds sold/resale agreements and a $7.5 million increase in average restricted stock investments and other bank stock. The increase in interest expense for the third quarter of 2024 was primarily due to a $6.0 million increase in interest expense on interest-bearing deposits, the result of a $763.7 million increase in average interest-bearing deposits, coupled with a $34.3 million increase in average subordinated debt, partially offset by a 6 basis point decrease in average interest-bearing deposit costs, and a $378 thousand decrease in interest expense on Federal Home Loan Bank (“FHLB”) borrowings, the result of a $26.8 million decrease in average FHLB borrowings in the third quarter of 2024.

2

Net interest margin for the third quarter of 2024 was 4.43%, compared with 3.94% in the prior quarter. The increase was primarily related to a 52 basis point increase in the total interest-earning assets yield, coupled with a 2 basis point decrease in the cost of funds. The yield on total average earning assets in the third quarter of 2024 was 6.49%, compared with 5.97% in the prior quarter. The yield on average total loans in the third quarter of 2024 was 6.79%, an increase of 58 basis points from 6.21% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $4.1 million and the amortization expense impact on interest expense was $283 thousand, which increased the net interest margin by 46 basis points in the third quarter of 2024. Accretion income from the net purchase accounting discounts on acquired loans was $4.1 million, which increased the yield on average total loans by 59 basis points in the third quarter of 2024.

Cost of funds for the third quarter of 2024 was 2.19%, a decrease of 2 basis points from 2.21% in the prior quarter. The decrease was primarily driven by a 6 basis point decrease in the cost of average interest-bearing deposits, and an increase in average noninterest-bearing deposits, partially offset by an increase of 187 basis points in the cost of total borrowings, which was driven primarily by the amortization expense of $373 thousand, or 281 basis points from the purchase accounting discounts on acquired subordinated debts. Average noninterest-bearing demand deposits increased $373.8 million to $1.03 billion and represented 33.6% of total average deposits for the third quarter of 2024, compared with $658.0 million and 34.1%, respectively, in the prior quarter; average interest-bearing deposits increased $763.7 million to $2.04 billion during the third quarter of 2024. The total cost of deposits in the third quarter of 2024 was 2.09%, a decrease of 3 basis points from 2.12% in the prior quarter. The cost of total interest-bearing deposits decreased primarily due to the Company’s deposit repricing strategy and paying off high cost brokered deposits in the third quarter of 2024.

Average total borrowings increased $7.6 million to $52.9 million for the third quarter of 2024, primarily due to an increase of $34.3 million in average subordinated debt from the $50.8 million in fair value of subordinated debt acquired in the merger, partially offset by a decrease of $26.8 million in average FHLB borrowings during the third quarter of 2024. The average cost of total borrowings was 7.71% for the third quarter of 2024, up from 5.84% in the prior quarter.

Provision for Credit Losses

The Company recorded a provision for credit losses of $23.0 million in the third quarter of 2024, compared to $2.9 million in the prior quarter. The increase was largely related to the merger, and the resulting one-time initial provision for credit losses on acquired non-PCD loans of $18.5 million and unfunded commitments of $2.7 million. Total net charge-offs were $1.2 million in the third quarter of 2024, which included $967 thousand from a construction loan and $135 thousand from an acquired consumer solar loan portfolio. The provision for credit losses in the third quarter of 2024 included a $3.3 million provision for unfunded loan commitments, of which $2.7 million was related to the one-time initial provision for credit losses on acquired unfunded loan commitments, and $511 thousand related to the increase in unfunded loan commitments during the third quarter of 2024, coupled with higher loss rates and average funding rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments increased $662.4 million to $1.03 billion at September 30, 2024, including $574.3 million in unfunded loan commitment related to the merger, compared to $371.5 million in unfunded loan commitments at June 30, 2024. The provision for credit losses for loans held for investment in the third quarter of 2024 was $19.7 million, an increase of $16.7 million from $3.0 million in the prior quarter. The increase was driven primarily by the one-time initial provision for credit losses on acquired non-PCD loans and increases in legacy special mention loans and loans held for investment. Additionally, qualitative factors, coupled with changes in the portfolio mix and in net charge-offs, and in the reasonable and supportable forecast, primarily related to the economic outlook for California which were partially offset by decreases in legacy substandard accruing loans, were factors related to the increase in the provision for credit losses. The Company’s management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

3

Noninterest Income

The Company recorded noninterest income of $1.2 million in the third quarter of 2024, a decrease of $5 thousand compared to $1.2 million in the second quarter of 2024. There was no gain on SBA 7A loan sales in the second and third quarters of 2024. Noninterest income was impacted by the merger through increases in service charges and fees on deposit accounts, bank owned life insurance income, and servicing and related income on loans; offset by a $614 thousand valuation allowance on other real estate owned (“OREO”) due to a decline in the fair value of the underlying property in the third quarter of 2024.

Noninterest Expense

Total noninterest expense for the third quarter of 2024 was $37.7 million, an increase of $18.7 million from total noninterest expense of $19.0 million in the prior quarter, which was largely due to the increase in merger related expenses.

Salaries and employee benefits increased $6.6 million during the quarter to $15.4 million. The increase in salaries and employee benefits was primarily the result of the merger and included $1.4 million related to one-time costs associated with non-continuing directors, executives and employees. Merger and related expenses in connection with the merger increased $14.1 million to $14.6 million. These costs primarily included retention bonus, severance and change in control costs of $6.2 million, financial advisory fees of $2.3 million, information technology expenses of $4.5 million, insurance costs of $919 thousand and legal and other professional costs of $305 thousand. The increase in core deposit intangible amortization was primarily driven by $622 thousand related to the additional amortization from the core deposit intangible of $22.7 million acquired in the merger.

The Company sold other real estate owned and recognized a $4.8 million loss in the second quarter of 2024. There was no comparable transaction in the third quarter of 2024.

Efficiency ratio (non-GAAP1) for the third quarter of 2024 was 98.9%, compared to 85.7% in the prior quarter. Excluding the merger and related expenses of $14.6 million, the efficiency ratio (non-GAAP1) for the third quarter of 2024 would have been 60.5%.

Income Tax

In the third quarter of 2024, the Company’s income tax benefit was $6.1 million, compared with an $88 thousand income tax expense in the second quarter of 2024. The effective rate was 26.9% for the third quarter of 2024 and 31.7% for the second quarter of 2024. The decrease in the effective tax rate for the third quarter of 2024 was primarily attributable to the impact of the vesting and exercise of equity awards combined with changes in the Company’s stock price over time, as well as non-deductible merger-related expenses.

Balance Sheet

Assets

Total assets at September 30, 2024 were $4.36 billion, an increase of $2.07 billion or 90.2% from June 30, 2024. The increase in total assets from the prior quarter was primarily related to the $1.86 billion in fair value of total assets acquired in the merger, which included increases of $1.36 billion in loans held for investment, $42.6 million in debt securities, and $336.3 million in cash and cash equivalents. In addition, the Company recorded preliminary goodwill of $74.7 million related to the merger in the third quarter of 2024.

Loans

Total loans held for investment were $3.20 billion at September 30, 2024, an increase of $1.32 billion, compared to June 30, 2024, primarily the result of the $1.36 billion fair value of loans acquired in the merger. During the third quarter 2024, there were new originations of $70.0 million and net advances of $8.9 million, offset by payoffs of $64.9 million, and the transfer of a multifamily nonaccrual loan of $4.7 million to OREO and the partial charge-off of loans in the amount of $1.2 million. Total loans secured by real estate increased by $814.5 million, including $780.9 million acquired in the merger, construction and land development loans increased by $42.9 million, commercial real estate and other loans increased by $712.2 million, 1-4 family residential loans decreased by $4.8 million and multifamily loans increased by $64.2 million. Commercial and industrial loans increased by $482.3 million, and consumer loans increased by $25.3 million, largely due to a $25.2 million increase in consumer loans related to the merger. The Company had $33.7 million in loans held for sale at September 30, 2024, compared to $7.0 million at June 30, 2024.

4

Deposits

Total deposits at September 30, 2024 were $3.74 billion, an increase of $1.81 billion from June 30, 2024 due to the $1.64 billion in fair value of deposits related to the merger. Noninterest-bearing demand deposits at September 30, 2024, were $1.37 billion, including $635.5 million noninterest-bearing demand deposits related to the merger, or 36.6% of total deposits, compared with $666.6 million, or 34.4% of total deposits at June 30, 2024. At September 30, 2024, total interest-bearing deposits were $2.37 billion, compared to $1.27 billion at June 30, 2024. At September 30, 2024, total brokered time deposits were $222.6 million, including a $251.4 million increase of brokered time deposits related to the merger, compared to $103.4 million in brokered time deposits at June 30, 2024. The Company used excess cash acquired from the merger to pay off high cost callable and noncallable brokered time deposits totaling $131.9 million during the third quarter 2024. The Company also offers the Insured Cash Sweep (ICS) product, providing customers with FDIC insurance coverage at ICS network institutions. At September 30, 2024, ICS deposits were $699.6 million, or 18.7% of total deposits, compared to $239.8 million, or 12.4% of total deposits at June 30, 2024. Legacy CALB was also a participant in the Certificate of Deposit Account Registry Service (CDARS), and Reich & Tang Deposit Solutions (R&T) network, both of which provide reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. At July 31, 2024, the Company acquired the fair value of $37.7 million in CDARS deposits and $306.6 million in R&T deposits.

Federal Home Loan Bank (“FHLB”) and Liquidity

The Company repaid all FHLB borrowings with liquidity primarily derived from the cash acquired in the merger during the third quarter of 2024. At September 30, 2024, the Company had no overnight FHLB borrowings, a $25.0 million decrease from June 30, 2024. There were no outstanding Federal Reserve Discount Window borrowings at September 30, 2024 or June 30, 2024.

At September 30, 2024, the Company had available borrowing capacity from the FHLB secured line of credit of approximately $663.6 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $446.4 million. The Company also had available borrowing capacity from eight unsecured credit lines from correspondent banks of approximately $121.0 million at September 30, 2024, with no outstanding borrowings. Total available borrowing capacity was $1.23 billion at September 30, 2024. Additionally, the Company had unpledged liquid securities at fair value of approximately $159.3 million and cash and cash equivalents of $614.4 million at September 30, 2024.

In connection with the merger, the Company assumed subordinated borrowings of $55.0 million, with a fair value of $50.8 million. The subordinated borrowings include $20.0 million with a maturity date in September 2030 and $35.0 million with a maturity date in September 2031.

Asset Quality

Total non-performing assets increased to $29.8 million, or 0.68% of total assets at September 30, 2024, compared with $4.7 million, or 0.20% of total assets at June 30, 2024.

The increase in non-performing assets in the third quarter of 2024 was primarily attributable to downgrades of a construction loan and 1-4 family residential loan from one relationship totaling $12.7 million and a $13.9 million of nonaccrual PCD loans acquired in the merger. This increase was net of total charge-offs of $1.2 million, which included a partial charge-off of $967 thousand for a substandard nonaccrual construction loan collateralized by a stalled construction project in Los Angeles, California. Based on the Company’s internal analysis, which included a review of an updated appraisal, the estimated net collateral value was $9.7 million, which was $967 thousand lower than the subject loan’s net carrying value resulting in a partial charge-off in the third quarter of 2024. The Company expects to pursue the resolution of this matter. Non-performing assets in the third quarter of 2024 included OREO, net of valuation allowance, of $4.1 million related to a multifamily nonaccrual loan of $4.7 million that was transferred to OREO and the Company recorded a $614 thousand valuation allowance on OREO due to a decline in the fair value of the underlying property in the third quarter of 2024.

Total non-performing loans increased to $25.7 million, or 0.80% of total loans held for investment at September 30, 2024, compared with $4.7 million, or 0.25% of total loans at June 30, 2024. The increase from June 30, 2024 was due primarily to the aforementioned downgrades of a construction loan and 1-4 family residential loan from one relationship, nonaccrual PCD loans acquired in the merger and partial charge-offs of loans in the amount of $1.2 million in the third quarter of 2024.

5

Special mention loans increased by $65.6 million, including $41.0 million non-PCD loans and $10.1 million PCD loans, during the third quarter of 2024 to $93.4 million at September 30, 2024. The $14.5 million increase in the legacy special mention loans was due mostly to a $2.2 million increase in special mention commercial real estate loans and a $12.3 million increase in special mention commercial and industrial loans. Substandard loans increased by $81.2 million, including $2.3 million non-PCD loans, $71.3 million PCD loans, and $13.5 million nonaccrual PCD loans, during the third quarter of 2024 to $104.3 million at September 30, 2024. The $5.8 million decrease in the legacy substandard loans was due primarily to the transfer of a multifamily nonaccrual loan of $4.7 million to OREO and the partial charge-off of $967 thousand for the nonaccrual construction loan, partially offset by a downgrade to substandard of a commercial and industrial loan of $118 thousand during the third quarter of 2024.

The Company had $37 thousand in consumer solar loans that were over 90 days past due that were accruing interest at September 30, 2024, and no delinquencies at June 30, 2024.

There were $19.1 million in loan delinquencies (30-89 days past due, excluding nonaccrual loans) at September 30, 2024 and no delinquencies at June 30, 2024.

The allowance for credit losses, which is comprised of the allowance for loan losses (“ALL”) and reserve for unfunded loan commitments, totaled $57.6 million at September 30, 2024, compared to $24.6 million at June 30, 2024. The $33.0 million increase in the allowance included a $19.7 million provision for credit losses for the loan portfolio, of which $11.2 million related to the initial allowance for credit losses on acquired PCD loans, $21.3 million related to the initial provision for credit losses on acquired non-PCD loans and unfunded loan commitments, partially offset by total charge-offs of $1.2 million for the quarter ended September 30, 2024.

The ALL was $53.6 million, or 1.67% of total loans held for investment at September 30, 2024, compared with $23.8 million, or 1.27% at June 30, 2024.

Capital

Tangible book value (non-GAAP1) per common share at September 30, 2024, was $11.28, compared with $13.71 at June 30, 2024. In the third quarter of 2024, tangible book value was primarily impacted by the net loss for the third quarter, the impact of equity issued in connection with the merger, stock-based compensation expense, and a decrease in net of unrealized tax losses on available-for-sale debt securities. Other comprehensive losses related to unrealized losses, net of taxes, on available-for-sale debt securities decreased by $3.6 million to $2.9 million at September 30, 2024, from $6.5 million at June 30, 2024. The decrease in the unrealized losses, net of taxes, on available-for-sale debt securities was primarily attributable to factors other than credit related, including decreases in market interest rates driven by the Federal Reserve’s 50 basis point rate cut in September 2024. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at September 30, 2024, decreased to 8.58% from 11.28% in the prior quarter, and unrealized losses, net of taxes, on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at September 30, 2024 decreased to 0.8% from 2.6% in the prior quarter.

The Company’s preliminary capital exceeds minimums required to be “well-capitalized” at September 30, 2024.

6

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, expectations regarding the adequacy of reserves for credit losses and statements about the benefits of the Company’s merger with CALB (the “Merger”), as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to risk related to the Merger, including the risks that costs may be greater than anticipated, cost savings may be less than anticipated, and difficulties in retaining senior management, employees or customers, the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks, changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

7

California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
EARNINGS	($ in thousands except share and per share data)
Net interest income	$36,942	$21,007	$23,261	$78,443	$71,579
Provision for (reversal of) credit losses	$22,963	$2,893	$(96)	$25,525	$91
Noninterest income	$1,174	$1,169	$815	$3,756	$3,481
Noninterest expense	$37,680	$19,005	$14,781	$71,666	$44,407
Income tax (benefit) expense	$(6,063)	$88	$2,835	$(3,653)	$9,064
Net (loss) income	$(16,464)	$190	$6,556	$(11,339)	$21,498
Pre-tax pre-provision income (1)	$436	$3,171	$9,295	$10,533	$30,653
Adjusted pre-tax pre-provision income (1)	$15,041	$3,662	$9,295	$26,178	$30,653
Diluted (loss) earnings per share	$(0.59)	$0.01	$0.35	$(0.53)	$1.15
Shares outstanding at period end	32,142,427	18,547,352	18,309,282	32,142,427	18,309,282

PERFORMANCE RATIOS
Return on average assets	(1.82)%	0.03%	1.12%	(0.55)%	1.25%
Adjusted return on average assets (1)	1.01%	0.11%	1.12%	0.74%	1.25%
Return on average common equity	(15.28)%	0.26%	9.38%	(4.48)%	10.63%
Adjusted return on average common equity (1)	8.44%	0.82%	9.38%	6.00%	10.63%
Yield on total loans	6.79%	6.21%	5.97%	6.40%	5.89%
Yield on interest earning assets	6.49%	5.97%	5.72%	6.15%	5.63%
Cost of deposits	2.09%	2.12%	1.56%	2.09%	1.22%
Cost of funds	2.19%	2.21%	1.62%	2.19%	1.30%
Net interest margin	4.43%	3.94%	4.23%	4.12%	4.43%
Efficiency ratio (1)	98.86%	85.70%	61.39%	87.19%	59.16%
Adjusted efficiency ratio (1)	60.54%	83.49%	61.39%	68.15%	59.16%

As of
September 30, 2024	June 30, 2024	December 31, 2023
CAPITAL	($ in thousands except share and per share data)
Tangible equity to tangible assets (1)	8.58%	11.28%	10.73%
Book value (BV) per common share	$15.50	$15.81	$15.69
Tangible BV per common share (1)	$11.28	$13.71	$13.56

ASSET QUALITY
Allowance for loan losses (ALL)	$53,552	$23,788	$22,569
Reserve for unfunded loan commitments	$4,071	$819	$933
Allowance for credit losses (ACL)	$57,623	$24,607	$23,502
Allowance for loan losses to nonperforming loans	2.09	x	5.07	x	1.74	x
ALL to total loans held for investment	1.67%	1.27%	1.15%
ACL to total loans held for investment	1.80%	1.31%	1.20%
30-89 days past due, excluding nonaccrual loans	$19,110	$—	$19
Over 90 days past due, excluding nonaccrual loans	$37	$—	$—
Special mention loans	$93,448	$27,861	$2,996
Special mention loans to total loans held for investment	2.92%	1.48%	0.15%
Substandard loans	$104,298	$23,080	$19,502
Substandard loans to total loans held for investment	3.26%	1.23%	1.00%
Nonperforming loans	$25,698	$4,696	$13,004
Nonperforming loans total loans held for investment	0.80%	0.25%	0.66%
Other real estate owned, net	$4,083	$—	$—
Nonperforming assets	$29,781	$4,696	$13,004
Nonperforming assets to total assets	0.68%	0.20%	0.55%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,233,418	$1,884,599	$1,964,791
Total assets	$4,362,767	$2,293,693	$2,360,252
Deposits	$3,740,915	$1,935,862	$1,943,556
Loans to deposits	86.4%	97.4%	101.1%
Shareholders’ equity	$498,064	$293,219	$288,152

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

8

	At or for the Three Months Ended			At or for the Nine Months Ended
ALLOWANCE for CREDIT LOSSES	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$23,788	$22,254	$22,502	$22,569	$17,099
Adoption of ASU 2016-13 (1)	—	—	—	—	5,027
Initial Allowance for PCD loans	11,216	—	—	11,216	—
Provision for credit losses (2)	19,711	2,990	202	22,387	600
Charge-offs	(1,163)	(1,456)	—	(2,620)	(36)
Recoveries	—	—	1	—	15
Net (charge-offs) recoveries	(1,163)	(1,456)	1	(2,620)	(21)
Balance, end of period	$53,552	$23,788	$22,705	$53,552	$22,705
Reserve for unfunded loan commitments (3)
Balance, beginning of period	$819	$916	$1,538	$933	$1,310
Adoption of ASU 2016-13 (1)	—	—	—	—	439
Provision for (reversal of) credit losses (4)	3,252	(97)	(298)	3,138	(509)
Balance, end of period	4,071	819	1,240	4,071	1,240
Allowance for credit losses	$57,623	$24,607	$23,945	$57,623	$23,945

ALL to total loans held for investment	1.67%	1.27%	1.18%	1.67%	1.18%
ACL to total loans held for investment	1.80%	1.31%	1.24%	1.80%	1.24%
Net (charge-offs) recoveries to average total loans	(0.17)%	(0.31)%	0.00%	(0.16)%	0.00%

(1)	Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2023. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.
(2)	Includes $18.5 million for the three and nine months ended September 30, 2024 related to the initial provision for credit losses for non-PCD loans acquired in the merger with CALB.
(3)	Included in “Accrued interest and other liabilities” on the consolidated balance sheet.
(4)	Includes $2.7 million for the three and nine months ended September 30, 2024 related to the initial provision for credit losses on unfunded commitments acquired in the merger with CALB.

9

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	September 30, 2024	June 30, 2024	December 31, 2023
ASSETS	($ in thousands)
Cash and due from banks	$115,165	$29,153	$33,008
Federal funds sold & interest-bearing balances	499,258	75,580	53,785
Total cash and cash equivalents	614,423	104,733	86,793

Debt securities available-for-sale, at fair value (amortized cost of $163,384, $132,862 and $136,366 at September 30, 2024, June 30, 2024 and December 31, 2023)	159,330	123,653	130,035
Debt securities held-to-maturity, at cost (fair value of $49,487, $48,476 and $50,432 at September 30, 2024, June 30, 2024 and December 31, 2023)	53,364	53,449	53,616
Loans held for sale	33,704	6,982	7,349
Loans held for investment:
Construction & land development	247,934	205,072	243,521
1-4 family residential	152,540	157,323	143,903
Multifamily	252,134	187,960	221,247
Other commercial real estate	1,755,908	1,043,662	1,024,243
Commercial & industrial	765,472	283,203	320,142
Other consumer	25,726	397	4,386
Total loans held for investment	3,199,714	1,877,617	1,957,442
Allowance for credit losses - loans	(53,552)	(23,788)	(22,569)
Total loans held for investment, net	3,146,162	1,853,829	1,934,873

Restricted stock at cost	27,394	16,898	16,055
Premises and equipment	13,996	12,741	13,270
Right of use asset	15,310	8,298	9,291
Other real estate owned, net	4,083	—	—
Goodwill	112,515	37,803	37,803
Core deposit intangible	23,031	1,065	1,195
Bank owned life insurance	66,180	39,445	38,918
Deferred taxes, net	45,644	11,080	11,137
Accrued interest and other assets	47,631	23,717	19,917
Total assets	$4,362,767	$2,293,693	$2,360,252

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,368,303	$666,606	$675,098
Interest-bearing NOW accounts	781,125	355,994	381,943
Money market and savings accounts	1,149,268	660,808	636,685
Time deposits	442,219	252,454	249,830
Total deposits	3,740,915	1,935,862	1,943,556

Borrowings	69,142	42,913	102,865
Operating lease liability	19,211	10,931	12,117
Accrued interest and other liabilities	35,435	10,768	13,562
Total liabilities	3,864,703	2,000,474	2,072,100

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,142,427, 18,547,352 and 18,369,115 at September 30, 2024, June 30, 2024 and December 31, 2023)	441,684	224,006	222,036
Retained earnings	59,236	75,700	70,575
Accumulated other comprehensive loss - net of taxes	(2,856)	(6,487)	(4,459)
Total shareholders’ equity	498,064	293,219	288,152
Total liabilities and shareholders’ equity	$4,362,767	$2,293,693	$2,360,252

10

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$47,528	$29,057	$28,977	$105,169	$83,983
Interest on debt securities	1,687	1,229	942	4,129	2,506
Interest on tax-exempted debt securities	306	306	359	918	1,302
Interest and dividends from other institutions	4,606	1,257	1,206	7,024	3,162
Total interest and dividend income	54,127	31,849	31,484	117,240	90,953

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	11,073	7,039	5,922	24,882	13,555
Interest on time deposits	5,087	3,145	1,867	11,253	4,373
Interest on borrowings	1,025	658	434	2,662	1,446
Total interest expense	17,185	10,842	8,223	38,797	19,374
Net interest income	36,942	21,007	23,261	78,443	71,579

Provision for (reversal of ) credit losses (1)	22,963	2,893	(96)	25,525	91
Net interest income after provision for (reversal of) credit losses	13,979	18,114	23,357	52,918	71,488

NONINTEREST INCOME
Service charges and fees on deposit accounts	1,136	568	470	2,229	1,439
Gain on sale of loans	8	—	(54)	423	831
Bank owned life insurance income	398	266	238	925	693
Servicing and related income (expense) on loans	82	(5)	61	150	223
Loss on sale of debt securities	—	—	—	—	34
Loss on sale of building and related fixed assets	—	(19)	—	(19)	—
Other charges and fees	(450)	359	100	48	261
Total noninterest income	1,174	1,169	815	3,756	3,481

NONINTEREST EXPENSE
Salaries and employee benefits	15,385	8,776	9,736	33,771	29,651
Occupancy and equipment expenses	2,031	1,445	1,579	4,928	4,553
Data processing	1,536	1,186	1,144	3,872	3,376
Legal, audit and professional	669	557	598	1,742	2,050
Regulatory assessments	544	347	369	1,278	1,188
Director and shareholder expenses	520	229	215	952	642
Merger and related expenses	14,605	491	—	15,645	—
Core deposit intangible amortization	687	65	128	817	309
Other real estate owned expense	3	4,935	—	5,026	—
Other expense	1,700	974	1,012	3,635	2,638
Total noninterest expense	37,680	19,005	14,781	71,666	44,407
(Loss) income before income taxes	(22,527)	278	9,391	(14,992)	30,562
Income tax (benefit) expense	(6,063)	88	2,835	(3,653)	9,064
Net (loss) income	$(16,464)	$190	$6,556	$(11,339)	$21,498

Net (loss) income per share - basic	$(0.59)	$0.01	$0.36	$(0.53)	$1.18
Net (loss) income per share - diluted	$(0.59)	$0.01	$0.35	$(0.53)	$1.15
Weighted average common shares-diluted	27,705,844	18,799,513	18,672,132	21,579,175	18,632,890
Pre-tax, pre-provision income (2)	$436	$3,171	$9,295	$10,533	$30,653

(1) Included provision for (reversal of) unfunded loan commitments of $3.3 million, $(97) thousand and $(298) thousand for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and $3.1 million and $(509) thousand for the nine months ended September 30, 2024 and 2023, respectively

(2) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets	($ in thousands)
Interest-earning assets:
Total loans	$2,783,581	$47,528	6.79%	$1,882,845	$29,057	6.21%	$1,924,384	$28,977	5.97%
Taxable debt securities	149,080	1,687	4.50%	123,906	1,229	3.99%	111,254	942	3.36%
Tax-exempt debt securities (1)	53,682	306	2.87%	53,754	306	2.90%	59,630	359	3.02%
Deposits in other financial institutions	161,616	2,215	5.45%	47,417	638	5.41%	50,367	681	5.36%
Fed funds sold/resale agreements	143,140	1,886	5.24%	19,062	261	5.51%	20,653	283	5.44%
Restricted stock investments and other bank stock	24,587	505	8.17%	17,091	358	8.42%	16,365	242	5.87%
Total interest-earning assets	3,315,686	54,127	6.49%	2,144,075	31,849	5.97%	2,182,653	31,484	5.72%
Total noninterest-earning assets	277,471			150,603			131,288
Total assets	$3,593,157			$2,294,678			$2,313,941

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$617,373	$2,681	1.73%	$361,244	$2,134	2.38%	$353,714	$1,706	1.91%
Money market and savings accounts	999,322	8,392	3.34%	653,244	4,905	3.02%	675,609	4,216	2.48%
Time deposits	421,241	5,087	4.80%	259,722	3,145	4.87%	183,745	1,867	4.03%
Total interest-bearing deposits	2,037,936	16,160	3.15%	1,274,210	10,184	3.21%	1,213,068	7,789	2.55%
Borrowings:
FHLB advances	611	9	5.86%	27,391	387	5.68%	11,731	163	5.51%
Subordinated debt	52,246	1,016	7.74%	17,901	271	6.09%	17,830	271	6.03%
Total borrowings	52,857	1,025	7.71%	45,292	658	5.84%	29,561	434	5.82%
Total interest-bearing liabilities	2,090,793	17,185	3.27%	1,319,502	10,842	3.30%	1,242,629	8,223	2.63%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,031,844			658,001			768,148
Other liabilities	41,962			23,054			25,722
Shareholders’ equity	428,558			294,121			277,442
Total Liabilities and Shareholders’ Equity	$3,593,157			$2,294,678			$2,313,941

Net interest spread			3.22%			2.67%			3.09%
Net interest income and margin		$36,942	4.43%		$21,007	3.94%		$23,261	4.23%
Cost of deposits	$3,069,780	$16,160	2.09%	$1,932,211	$10,184	2.12%	$1,981,216	$7,789	1.56%
Cost of funds	$3,122,637	$17,185	2.19%	$1,977,503	$10,842	2.21%	$2,010,777	$8,223	1.62%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 33.61%, 34.05% and 38.77% of average total deposits for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.

12

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Nine Months Ended
	September 30, 2024			September 30, 2023
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets	($ in thousands)
Interest-earning assets:
Total loans	$2,194,059	$105,169	6.40%	$1,906,327	$83,983	5.89%
Taxable debt securities	133,321	4,129	4.14%	104,881	2,506	3.19%
Tax-exempt debt securities (1)	53,759	918	2.89%	68,043	1,302	3.24%
Deposits in other financial institutions	87,966	3,569	5.42%	43,629	1,675	5.13%
Fed funds sold/resale agreements	57,634	2,281	5.29%	21,182	798	5.04%
Restricted stock investments and other bank stock	19,383	1,174	8.09%	15,774	689	5.84%
Total interest-earning assets	2,546,122	117,240	6.15%	2,159,836	90,953	5.63%
Total noninterest-earning assets	189,573			133,224
Total assets	$2,735,695			$2,293,060

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$446,759	$6,860	2.05%	$290,326	$3,301	1.52%
Money market and savings accounts	767,916	18,022	3.13%	674,452	10,254	2.03%
Time deposits	312,544	11,253	4.81%	170,620	4,373	3.43%
Total interest-bearing deposits	1,527,219	36,135	3.16%	1,135,398	17,928	2.11%
Borrowings:
FHLB advances	26,105	1,103	5.64%	16,282	632	5.19%
Subordinated debt	29,425	1,559	7.08%	17,807	814	6.11%
Total borrowings	55,530	2,662	6.40%	34,089	1,446	5.67%
Total interest-bearing liabilities	1,582,749	38,797	3.27%	1,169,487	19,374	2.21%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	784,609			829,082
Other liabilities	30,524			24,086
Shareholders’ equity	337,813			270,405

Total Liabilities and Shareholders’ Equity	$2,735,695			$2,293,060

Net interest spread			2.88%			3.42%
Net interest income and margin		$78,443	4.12%		$71,579	4.43%
Cost of deposits	$2,311,828	$36,135	2.09%	$1,964,480	$17,928	1.22%
Cost of funds	$2,367,358	$38,797	2.19%	$1,998,569	$19,374	1.30%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 33.94%, and 42.20% of average total deposits for the nine months ended September 30, 2024 and September 30, 2023, respectively.

13

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation
(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net (loss) income, (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	($ in thousands)
Adjusted net income
Net (loss) income	$(16,464)	$190	$6,556	$(11,339)	$21,498
Add: After-tax Day1 provision for non PCD loans and unfunded loan commitments (1)	14,978	—	—	14,978	—
Add: After-tax merger and related expenses (1)	10,576	412	—	11,535	—
Adjusted net (loss) income (non-GAAP)	$9,090	$602	$6,556	$15,174	$21,498

Efficiency Ratio
Noninterest expense	$37,680	$19,005	$14,781	$71,666	$44,407
Deduct: Merger and related expenses	14,605	491	—	15,645	—
Adjusted noninterest expense	23,075	18,514	14,781	56,021	44,407

Net interest income	36,942	21,007	23,261	78,443	71,579
Noninterest income	1,174	1,169	815	3,756	3,481
Total net interest income and noninterest income	$38,116	$22,176	$24,076	$82,199	$75,060
Efficiency ratio (non-GAAP)	98.9%	85.7%	61.4%	87.2%	59.2%
Adjusted efficiency ratio (non-GAAP)	60.5%	83.5%	61.4%	68.2%	59.2%

Pre-tax pre-provision income
Net interest income	$36,942	$21,007	$23,261	$78,443	$71,579
Noninterest income	1,174	1,169	815	3,756	3,481
Total net interest income and noninterest income	38,116	22,176	24,076	82,199	75,060
Less: Noninterest expense	37,680	19,005	14,781	71,666	44,407
Pre-tax pre-provision income (non-GAAP)	436	3,171	9,295	10,533	30,653
Add: Merger and related expenses	14,605	491	—	15,645	—
Adjusted pre-tax pre-provision income (non-GAAP)	$15,041	$3,662	$9,295	$26,178	$30,653

(1) After-tax merger and related expenses are presented using a 29.56% tax rate.

Return on Average Assets, Equity, and Tangible Equity
Net (loss) income	$(16,464)	$190	$6,556	$(11,339)	$21,498
Adjusted net (loss) income (non-GAAP)	$9,090	$602	$6,556	$15,174	$21,498

Average assets	$3,593,157	$2,294,678	$2,313,941	$2,735,695	$2,293,060
Average shareholders’ equity	428,558	294,121	277,442	337,813	270,405
Less: Average intangible assets	104,409	38,900	39,158	60,917	39,249
Average tangible common equity (non-GAAP)	$324,149	$255,221	$238,284	$276,896	$231,156

Return on average assets	(1.82%)	0.03%	1.12%	(0.55%)	1.25%
Adjusted return on average assets (non-GAAP)	1.01%	0.11%	1.12%	0.74%	1.25%
Return on average equity	(15.28%)	0.26%	9.38%	(4.48%)	10.63%
Adjusted return on average equity (non-GAAP)	8.44%	0.82%	9.38%	6.00%	10.63%
Return on average tangible common equity (non-GAAP)	(20.21%)	0.30%	10.92%	(5.47%)	12.43%
Adjusted return on average tangible common equity (non-GAAP)	11.16%	0.95%	10.92%	7.32%	12.43%

14

	September 30, 2024	December 31, 2023
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$498,064	$288,152
Less: Intangible assets	135,546	38,998
Tangible common equity (non-GAAP)	$362,518	$249,154

Total assets	$4,362,767	$2,360,252
Less: Intangible assets	135,546	38,998
Tangible assets (non-GAAP)	$4,227,221	$2,321,254

Equity to asset ratio	11.42%	12.21%
Tangible common equity to tangible asset ratio (non-GAAP)	8.58%	10.73%
Book value per share	$15.50	$15.69
Tangible book value per share (non-GAAP)	$11.28	$13.56
Shares outstanding	32,142,427	18,369,115

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065

15